ASPIRIANT GLOBAL EQUITY TRUST
INVESTMENT SUB-ADVISORY AGREEMENT

AGREEMENT made as of the 25th day of November, 2014, between Aspiriant, LLC (the “Adviser”) and Aperio Group, LLC (the “Sub-Adviser”).

WHEREAS, Aspiriant Global Equity Trust (the “Trust”), a Delaware statutory trust, is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Adviser has entered into an investment advisory agreement with the Trust (the “Advisory Agreement”) pursuant to which the Adviser acts as investment adviser to the series of the Trust; and

WHEREAS, the Adviser, with the approval of the Trust, desires to retain the Sub-Adviser to provide investment advisory services to each series of the Trust listed on Schedule A (each a “Fund”), as such schedule may be amended from time to time by the parties hereto, and the Sub-Adviser is willing to render such investment advisory services;

NOW, THEREFORE, the parties hereto agree as follows:

1.	Duties of the Sub-Adviser. Subject to supervision by the Adviser and the Trust’s Board of Trustees, the Sub-Adviser shall manage that portion of the securities and other assets of a Fund entrusted to it hereunder (the “Assets”), including the purchase, retention and disposition of the Assets in accordance with the Fund’s investment objectives, policies, and restrictions as stated in the Fund’s then current prospectus and statement of additional information, as may be amended or supplemented from time to time (referred to collectively as the “Prospectus”), and subject to the following:

(a)	The Sub-Adviser will provide investment advisory services to a Fund and shall, in such capacity, determine from time to time what Assets will be purchased, retained, or sold by the Fund, and what portion of the Assets will be invested or held uninvested in cash, subject to the direction of the Adviser and the Board of Trustees of the Trust.

(b)	In the performance of its duties and obligations under this Agreement, the Sub-Adviser shall act in conformity with the Trust’s Declaration of Trust, the Prospectus, and the instructions and directions of the Adviser and of the Board of Trustees of the Trust and will conform to and comply with the requirements of the 1940 Act, the Internal Revenue Code of 1986 (the “Code”), and all other applicable federal and state laws and regulations, as each is amended from time to time.

(c)	The Sub-Adviser shall determine the Assets to be purchased or sold by a Fund as provided in subparagraph (a) above and will place orders with or through such persons, brokers or dealers to carry out the policy with respect to brokerage set forth in the Fund’s Prospectus or as the Board of Trustees or the Adviser may direct in writing from time to time, in conformity with all federal securities laws. In executing transactions and selecting brokers or dealers, the Sub-Adviser will use its best efforts to seek on behalf of the Fund the best overall terms available. In assessing the best overall terms available for any transaction, the Sub-Adviser shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker-dealer to execute a particular transaction, the Sub-Adviser may also consider the brokerage and research services provided (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934 (the “1934 Act”)). Consistent with any guidelines established by the Trust and Section 28(e) of the 1934 Act, the Sub-Adviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund that is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Sub-Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer viewed in terms of that particular transaction or in terms of the overall responsibilities of the Sub-Adviser to its discretionary clients, including the Fund. In addition, the Sub-Adviser is authorized to allocate purchase and sale orders for securities to brokers or dealers (including brokers and dealers that are affiliated with the Adviser, Sub-Adviser, or the Trust’s principal underwriter) if the Sub-Adviser believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms. In no instance, however, will the Fund’s Assets be purchased from or sold to the Adviser, Sub-Adviser, the Trust’s principal underwriter, or any affiliated person of either the Trust, Adviser, the Sub-Adviser, or the principal underwriter, acting as principal in the transaction, except to the extent permitted by the Securities and Exchange Commission (“SEC”) and the 1940 Act.

(d)	The Sub-Adviser shall maintain all books and records with respect to transactions involving the Assets required by subparagraphs (b)(5), (b)(6), (b)(7), (b)(9), (b)(10), and (b)(11) and paragraph (f) of Rule 31a-1 under the 1940 Act. The Sub-Adviser shall provide to the Adviser or the Board of Trustees such periodic and special reports, balance sheets or financial information, and such other information with regard to its management of the Assets as the Adviser or Board of Trustees may reasonably request.

The Sub-Adviser shall keep the books and records relating to the Assets required to be maintained by the Sub-Adviser under this Agreement and shall timely furnish to the Adviser all information relating to the Sub-Adviser’s services under this Agreement needed by the Adviser to keep the other books and records of the Fund required by Rule 31a-1 under the 1940 Act.  The Sub-Adviser shall also furnish to the Adviser any other information relating to the Assets that is required to be filed by the Adviser or the Trust with the SEC or sent to shareholders under the 1940 Act (including the rules adopted thereunder) or any exemptive or other relief that the Adviser or the Trust obtains from the SEC.  The Sub-Adviser agrees that all records that it maintains on behalf of the Fund are property of the Fund and the Sub-Adviser will surrender promptly to the Fund any of such records upon the Fund’s request; provided, however, that the Sub-Adviser may retain a copy of such records.  In addition, for the duration of this Agreement, the Sub-Adviser shall preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to this Agreement, and shall transfer said records to any successor sub-adviser upon the termination of this Agreement (or, if there is no successor sub-adviser, to the Adviser).

(e)	The Sub-Adviser shall provide a Fund’s custodian on each business day with information relating to all transactions concerning the Fund’s Assets and shall provide the Adviser with such information upon request by the Adviser.

(f)	The investment management services provided by the Sub-Adviser under this Agreement are not to be deemed exclusive and the Sub-Adviser shall be free to render similar services to others as long as such services do not impair the services rendered to the Adviser or the Trust. It is understood that the Sub-Adviser has investment responsibilities, renders investment advice, and performs other investment advisory services for other individuals or entities and that the Sub-Adviser, or any of its directors, officers, agents or employees may buy, sell or trade in any securities for their respective accounts. The Adviser, on behalf of the Trust, agrees that the Sub-Adviser may give advice or exercise management responsibility and take such other action for such other accounts that may differ from the advice given or the time or nature of action taken for the Fund, provided that the Sub-Adviser acts in good faith.

(g)	The Sub-Adviser shall promptly notify the Adviser and the Board of Trustees of the Trust of any financial condition that is likely to impair the Sub-Adviser’s ability to fulfill its commitment under this Agreement.

(h)	The Sub-Adviser shall be responsible for reviewing proxy solicitation materials and voting and handling proxies in relation to the securities held as Assets in a Fund.

(i)	In performance of its duties and obligations under this Agreement, the Sub-Adviser shall not consult with any other sub-adviser to a Fund or a sub-adviser to a fund that is under common control with the Fund concerning the Assets, except as permitted by the policies and procedures of the Fund. The Sub-Adviser shall not provide investment advice with respect to any assets of the Fund other than the Assets.

Services to be furnished by the Sub-Adviser under this Agreement may be furnished through the medium of any of the Sub-Adviser’s control affiliates, partners, officers or employees.

2.	Duties of the Adviser. The Adviser shall continue to have responsibility for all services to be provided to a Fund pursuant to the Advisory Agreement and shall oversee and review the Sub-Adviser’s performance of its duties under this Agreement; provided, however, that in connection with its management of the Assets, nothing herein shall be construed to relieve the Sub-Adviser of responsibility for compliance with the Trust’s Declaration of Trust, the Prospectus, the instructions and directions of the Board of Trustees of the Trust, the requirements of the 1940 Act, the Code, and all other applicable federal and state laws and regulations, as each is amended from time to time.

3.	Delivery of Documents. The Adviser has furnished the Sub-Adviser with copies of each of the following documents:

(a)	the Trust’s Declaration of Trust as in effect on the date of this Agreement and as amended from time to time;

(b)	the Trust’s By-Laws as in effect on the date of this Agreement and as amended from time to time; and

(c)	the Fund’s Prospectus.

4.	Compensation to the Sub-Adviser. For the services provided by the Sub-Adviser pursuant to this Agreement, the Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefor, a sub-advisory fee paid to the Sub-Adviser monthly in arrears at the annual rate set forth on Schedule A hereto, as such schedule may be amended from time to time by the parties hereto, and calculated based on the average daily net asset value of the Assets under the Sub-Adviser’s management. Except as may otherwise be prohibited by law or regulation (including any then current SEC staff interpretation), the Sub-Adviser may, in its discretion and from time to time, waive a portion of its fee.

5.	Liability.

(a)
Except as may otherwise be required by applicable law, the Adviser agrees that the Sub-Adviser (1) shall bear no responsibility and shall not be subject to any liability for any act or omission respecting any Fund of the Trust that is not included as part of Schedule A attached hereto, and (2) shall not be liable for, or subject to any damages, expenses, or losses in connection with, any error of judgment, mistake of law or act or omission connected with or arising out of any services rendered under this Agreement, except by reason of willful misfeasance, bad faith, or gross negligence in the performance of the Sub-Adviser’s duties, or by reason of reckless disregard of the Sub-Adviser’s obligations and duties under this Agreement.

Except as may otherwise be required by applicable law, Sub-Adviser agrees that the Adviser shall not be liable for, or subject to any damages, expenses, or losses in connection with, any error of judgment, mistake of law or act or omission connected with or arising out of any services rendered under this Agreement, except by reason of willful misfeasance, bad faith, or gross negligence in the performance of the Adviser’s duties, or by reason of reckless disregard of the Adviser’s obligations and duties under this Agreement.

(b)
The Adviser further acknowledges that the Sub-Adviser has no authority or responsibility with respect to (1) the structure of the Trust; (2) the promotion, marketing or sale of the Trust’s shares; (3) the Trust’s relations or dealings with investors and participants; (4) the disclosure provided to shareholders and potential shareholders, unless the disclosure was furnished by the Sub-Adviser; (5) the supervision of the day-to-day activities of Adviser; or (6) the supervision of the day-to-day activities of any custodian to the Trust.

6.	Indemnification. The Sub-Adviser shall indemnify and hold harmless the Adviser from and against any and all claims, losses, liabilities, or damages (including reasonable attorney’s fees and other related expenses) caused by or related to (i) the Sub-Adviser’s material breach of any provision of this Agreement or (ii) the Sub-Adviser’s gross negligence, intentional misconduct or violation of applicable law in connection with the performance of the Sub-Adviser’s obligations under this Agreement; provided, however, that the Sub-Adviser’s obligation under this Paragraph 6 shall be offset to the extent that the claim against, or the loss, liability, or damage experienced by the Adviser, is caused by or is otherwise directly related to the Adviser’s own willful misfeasance, bad faith, or gross negligence, or to the reckless disregard of its duties under this Agreement.

The Adviser shall indemnify and hold harmless the Sub-Adviser from and against any and all claims, losses, liabilities, or damages (including reasonable attorney’s fees and other related expenses) caused by or related to (i) the Adviser’s material breach of any provision of this Agreement or (ii) the Adviser’s gross negligence, intentional misconduct or violation of applicable law  in connection with the performance of the Adviser’s obligations under this Agreement; provided, however, that the Adviser’s obligation under this Paragraph 6 shall be offset to the extent that the claim against, or the loss, liability, or damage experienced by the Sub-Adviser, is caused by or is otherwise directly related to the Sub-Adviser’s own willful misfeasance, bad faith, or gross negligence, or to the reckless disregard of its duties under this Agreement.

7.	Duration and Termination. This Agreement shall continue in effect for a period of more than two years only so long as continuance as to a Fund is specifically approved at least annually in conformance with the 1940 Act; provided, however, that this Agreement may be terminated with respect to a Fund without payment of any penalty (a) by the Fund at any time by the vote of a majority of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Fund, (b) by the Adviser at any time on 60 days written notice to the Sub-Adviser, or (c) by the Sub-Adviser at any time on 60 days written notice to the Adviser. This Agreement shall terminate automatically and immediately in the event of its assignment or in the event of a termination of the Advisory Agreement with the Trust. As used in this Paragraph 7, the terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exceptions as may be granted by the SEC under the 1940 Act.

8.	Cooperation; Confidentiality. Each party to this Agreement agrees to cooperate with the other party and with all appropriate governmental authorities having the requisite jurisdiction (including, but not limited to, the SEC) in connection with any investigation or inquiry relating to this Agreement or the Trust. Subject to the foregoing, the Sub-Adviser shall treat as confidential all information pertaining to the Trust and actions of the Trust, the Adviser and the Sub-Adviser, and the Adviser shall treat as confidential and use only in connection with the Trust all information furnished to the Trust and/or Adviser by the Sub-Adviser, in connection with its duties under the Agreement; except that the aforesaid information need not be treated as confidential if required to be disclosed under applicable law, if generally available to the public through means other than by disclosure by the Sub-Adviser or the Adviser, or if available from a source other than the Adviser, Sub-Adviser or the Trust.

9.	Governing Law. This Agreement shall be governed by the internal laws of Delaware, without regard to conflict of law principles; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

10.	Arbitration. The Adviser and the Sub-Adviser agree that the following steps will be used to settle any controversy or claim including, but not limited to, errors and/or omissions arising out of or relating to this Agreement or the breach thereof.

(a)
Negotiation.  Adviser and the Sub-Adviser agree that they will attempt to resolve any controversy, claim or dispute (“Dispute”) relating to this Agreement by prompt, good faith negotiations.  Any Dispute which is not settled by the parties within thirty (30) days after written notice of a Dispute is given by one party to the other shall be referred to arbitration pursuant to Section (b) below.

(b)
Arbitration. Any dispute, claim or controversy, including but not limited to, errors and omissions arising out of, or relating to, this Agreement or any alleged breach, termination, enforcement, interpretation or validity of this Agreement (including the determination of the scope or applicability of this agreement to arbitrate), which is not resolved pursuant to Section (a) above, shall be settled by arbitration in San Francisco, California, before a panel consisting of one individual having knowledge of securities and investment matters. Such arbitration will be administered by JAMS, The Resolution Experts (“JAMS”) pursuant to its Comprehensive Arbitration Rules & Procedures or, if applicable, its Streamlined Arbitration Rules & Procedures. The award of the arbitration panel shall be final and binding, and judgment upon the award granted may be entered in any court of competent jurisdiction. Damages that are inconsistent with any applicable agreement between the parties, that are punitive in nature, or that are not measured by the prevailing party’s actual damages, shall be unavailable in arbitration or any other forum.  In no event, even if any other portion of these provisions is held to be invalid or unenforceable, shall the arbitration panel have power to make an award or impose a remedy that could not be made or imposed by a court deciding the matter in the same jurisdiction.  The arbitrator will, in the award, allocate all of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys’ fees of the prevailing party, against the party who did not prevail.

The parties understand that this agreement to arbitrate constitutes a waiver of the right to seek a judicial forum, including trial by jury, except where such waiver would be void under federal or state securities laws.  The parties acknowledge that their consent to this arbitration provision is voluntary and that arbitration is final and binding on the parties.

11.	Severability. Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

12.	Notice. Any notice, advice, or report to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified, or overnight mail, postage prepaid, and addressed by the party giving notice to the other party at the last address furnished by the other party:

To the Adviser at:	Aspiriant, LLC 11100 Santa Monica Blvd Suite 600 Los Angeles, CA 90025 Attn: Hilarie Green
To the Sub-Adviser at:	Aperio Group, LLC 3 Harbor Drive Sausalito, CA 94965 Attn: Robert L. Newman

13.	Non-Hire/Non-Solicitation. The Sub-Adviser hereby agrees that so long as the Sub-Adviser provides services to the Adviser or the Trust and for a period of one year following the date on which the Sub-Adviser ceases to provide services to the Adviser and the Trust, the Sub-Adviser shall not for any reason, directly or indirectly, on the Sub-Adviser’s own behalf or on behalf of others, hire any person employed by the Adviser, whether or not such person is a full-time employee or whether or not any person’s employment is pursuant to a written agreement or is at will. The Sub-Adviser further agrees that, to the extent that the Sub-Adviser breaches the covenant described in this paragraph, the Adviser shall be entitled to pursue all appropriate remedies in law or equity.

14.	Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to this Agreement’s subject matter. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

15.	Relationship of the Parties. The relationship between the parties will be that of independent contractors. Nothing contained in this Agreement will be construed to imply a principal-agent relationship or other joint relationship, and neither party will have the right to bind or create any obligation, express or implied, on behalf of the other party.

16.	Waivers. Neither of the parties shall be deemed to have waived any of its rights, powers or remedies hereunder unless such waiver is approved in writing by the waiving party. No failure or delay by either party in exercising any right, power or remedy with respect to any of the provisions of this Agreement will operate as a waiver of such provisions with respect to subsequent occurrences.

17.	Amendment. This Agreement may not be amended or modified without the prior written consent of the parties.

18.	Miscellaneous.

(a)	Notice is hereby given that the obligations of this Agreement are not binding upon any of the Trustees, officers, or shareholders of a Fund or the Trust.

(b)	Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.

(c)	In the event that this Agreement is made applicable to any additional funds by way of a schedule executed subsequent to the date first indicated above, provisions of such schedule shall be deemed to be incorporated into this Agreement as it relates to such fund so that, for example, the execution date for purposes of Paragraph 7 of this Agreement with respect to such fund shall be the execution date of the relevant schedule. In the event the terms of this Agreement are applicable to more than one fund, the Adviser is entering into this Agreement with the Sub-Adviser on behalf of the respective funds severally and not jointly, with the express intention that the provisions contained in each numbered paragraph hereof shall be understood as applying separately with respect to each fund as if contained in separate agreements between the Adviser and Sub-Adviser for each such fund.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

ASPIRIANT, LLC

By:	/s/ John D. Allen

Name:	John D. Allen

Title:	CIO

APERIO GROUP, LLC

By:	/s/ Robert L. Newman

Name:	Robert L. Newman

Title:	Partner

SCHEDULE A
dated November 25, 2014
to the Investment Sub-Advisory Agreement
dated November 25, 2014 between
Aspiriant, LLC and Aperio Group, LLC

Fund	Sub-Advisory Fee
	Assets	Fee
Aspiriant Risk-Managed Global Equity Fund
Domestic Quality Strategy
Global Quality Strategy